Amended Exhibit A

to the Global Securities Lending Agency Agreement, date July 14, 2011

Between CITIBANK, N.A., As the Agent

And the Lender

LIST OF DESIGNATED ACCOUNTS

Fund/Account Name	Account Number
Diamond Hills Small Cap Fund	207009
Diamond Hill Small-Mid Cap Fund	207010
Diamond Hill Large Cap Fund	207011
Diamond Hill Select Fund	207012
Diamond Hill Mid Cap Fund
Diamond Long-Short Fund	207007
DIAMOND HILL LONG-SHORT FUND F/B/O UBS Securities LLC	207084
DIAMOND HILL LONG-SHORT FUND F/B/O J.P. Morgan Clearing Corp.	207085
Diamond Hill Financial Long-Short Fund	207008
DIAMOND HILL FINANCIAL LONG-SHORT FUND F/B/O J.P. Morgan Clearing Corp.	207119
Diamond Hill Strategic Income Fund	207013
Diamond Hill Research Opportunities Fund	207962/613457052
DIAMOND HILL RESEARCH OPPORTUNITIES FUND F/B/O J.P. Morgan Clearing Corp.	208055

In the event of any inconsistency between this Amendment and the Original Agreement this Amendment shall prevail.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective duly authorized officers effective as of November 21, 2013.

CITIBANK, N.A., Agent		DIAMOND HILL FUNDS, Lender

By:	/s/ Patrick Avitabile	By:	/s/ James F. Laird
Name:	Patrick Avitabile	Name:	James F. Laird
Title:	Managing Director	Title:	President